Exhibit (d)(2)(iv)

FORM OF SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made as of the 26th day of October, 2007 by and between AFBA 5Star Investment Management Company, a Virginia corporation (the “Adviser”), and Marvin & Palmer Associates, Inc., a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Adviser has been retained to act as investment adviser pursuant to an Investment Management Agreement, dated April 1, 2001 (the “Advisory Agreement”), with AFBA 5Star Fund, Inc. (the “Company”), a Maryland corporation registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Company’s Board of Directors, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist the Adviser in the provision of a continuous investment program for that portion of one or more of the Company’s series’ (each a “Fund”) assets which the Adviser will assign to the Sub-Adviser (the “Sub-Adviser Assets”), and the Sub-Adviser is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.          Appointment as Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as investment adviser for and to manage the Sub-Adviser Assets for the Fund(s) listed on Exhibit A, subject to the supervision of the Adviser and the Company’s Board of Directors, and subject to the terms of this Agreement; and the Sub-Adviser hereby accepts such appointment. In such capacity, the Sub-Adviser shall be responsible for the investment management of the Sub-Adviser Assets. The Sub-Adviser agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Adviser exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Adviser has investment responsibilities, and that a prudent manager would exercise under the circumstances.

2.          Duties of the Sub-Adviser.

    (a)          Investments. The Sub-Adviser is hereby authorized and directed, and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the directions of the Adviser and the Company’s Board of Directors, to purchase, hold and sell investments for the Sub-Adviser Assets and to monitor such investments on an ongoing basis. In providing these services, the Sub-Adviser will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Adviser Assets. The Adviser agrees to provide the Sub-Adviser information concerning (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Company’s affairs as relevant to the Sub-Adviser.

    (b)          Compliance with Applicable Laws, Governing Documents and Company Compliance Procedures. In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall, with respect to Sub-Adviser Assets, (i) act in conformity with: (A) the Company’s Charter and By-Laws; (B) the Prospectus; (C) the policies and procedures for compliance by the Company with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Adviser (together, the “Company Compliance Procedures”); and (D) the instructions and directions received in writing from the Adviser or the Directors of the Company; and (ii) conform to and comply with the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to registered investment companies’ and Sub-Advisers’ duties under this Agreement. The Adviser will provide the Sub-Adviser with any materials or information that the Sub-Adviser may reasonably request to enable it to perform its duties and obligations under this Agreement.

    The Adviser will provide the Sub-Adviser with reasonable advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Company’s Charter or By-Laws; or (iii) any material change in the Company Compliance Procedures; and the Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Adviser Assets consistently with such changes, provided the Sub-Adviser has received such prior notice of the effectiveness of such changes from the Company or the Adviser. In addition to such notice, the Adviser shall provide to the Sub-Adviser a copy of a modified Prospectus and copies of the revised Company Compliance Procedures, as applicable, reflecting such changes. The Sub-Adviser hereby agrees to provide to the Adviser in a timely manner, in writing, such information relating to the Sub-Adviser and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Company’s registration statement on Form N-1A, or otherwise as reasonably requested by the Adviser.

    In order to assist the Company and the Company’s Chief Compliance Officer (the “Company CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Adviser shall provide to the Company CCO: (i) direct access to the Sub-Adviser’s chief compliance officer (the “Sub-Adviser CCO”), as reasonably requested by the Company CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Company Compliance Procedures in managing the Sub-Adviser Assets; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Company Compliance Procedures that related to the Sub-Adviser’s management of the Sub-Adviser Assets.

    (c)          Sub-Adviser Compliance Policies and Procedures. The Sub-Adviser shall promptly provide the Company CCO with copies of: (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws (together, the “Sub-Adviser Compliance Procedures”), and (ii) any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Company CCO so as to facilitate the Company CCO’s performance of the Company CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Company’s Board of Directors on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Company CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the

Sub-Adviser Assets. The Sub-Adviser shall provide to the Company CCO: (i) quarterly reports confirming the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures in managing the Sub-Adviser Assets, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Sub-Adviser Assets. At least annually, the Sub-Adviser shall provide a certification to the Company CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with the Federal Securities Laws.

    (d)          Voting of Proxies. Unless otherwise instructed by the Adviser or the Company, the Sub-Adviser shall have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Adviser Assets may be invested from time to time, and shall not be required to seek instructions from the Adviser, the Company or a Fund. The Sub-Adviser shall also provide its Proxy Voting Policy (the “Proxy Policy”), and, if requested by the Adviser, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Adviser with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect. If both the Sub-Adviser and another person managing assets of a Fund have invested in the same security, the Sub-Adviser and such other entity will each have the power to vote its pro rata share of the security.

    (e)          Agent. Subject to any other written instructions of the Adviser or the Company, the Sub-Adviser is hereby appointed the Adviser’s and the Company’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Adviser Assets, provided that, the Sub-Adviser’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Adviser’s duties and obligations under this Agreement and the Company’s governing documents.

    (f)          Brokerage. The Sub-Adviser will place orders pursuant to the Sub-Adviser’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Adviser, pursuant to this paragraph. In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek, on behalf of a Fund, the best overall execution available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Adviser may exercise investment discretion. The Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to a Fund. Such authorization is subject to termination at any time by the Board of Directors of the Company for any reason. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the

Adviser, the Sub-Adviser, the Company’s principal underwriter, or other sub-Advisers (if applicable) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Company’s Rule 17e-1 and Rule 10f-3 procedures. The Adviser will identify all brokers and dealers affiliated with the Company, the Adviser, and the Company’s principal underwriter (and the other Sub-Advisers of the Fund, to the extent such information is necessary for the Sub-Adviser to comply with applicable federal securities laws), other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers. The Adviser shall promptly furnish a written notice to the Sub-Adviser if the information so provided is no longer accurate.

    In connection with its management of the Sub-Adviser Assets and consistent with its fiduciary obligation to the Sub-Adviser Assets and other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Sub-Adviser’s Assets and to such other clients.

    (g)          Securities Transactions. In no instance will any Fund’s portfolio securities be purchased from or sold to the Adviser, the Sub-Adviser, the Company’s principal underwriter, or any affiliated person of the Company, the Adviser, the Sub-Adviser or the Company’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act, including Rule 17a-7 thereunder.

    The Sub-Adviser acknowledges that the Adviser and the Company may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other sub-adviser to the Company with respect to transactions in securities for the Sub-Adviser Assets or any other transactions of Company assets.

    The Sub-Adviser is authorized to engage in transactions in which the Sub-Adviser, or an affiliate of the Sub-Adviser, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”). The Sub-Adviser shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Adviser with periodic reports describing such agency cross transactions. By execution of this Agreement, the Adviser authorizes the Sub-Adviser or its affiliates to engage in agency cross transactions, as described above. The Adviser may revoke its consent at any time by written notice to the Sub-Adviser.

    The Sub-Adviser hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Company’s portfolio holdings to any person or entity other than the Adviser, the Company’s custodian, or other persons expressly designated by the Adviser. Notwithstanding the foregoing, Adviser agrees and understands that certain funds that are sub-advised by the Sub-Adviser (the “Subadvised Funds”) and separate accounts managed by the Sub-Adviser (the “Separate Account Clients”) may have substantially similar investment objectives and strategies as the Company and therefore potentially substantially similar portfolio holdings as the Company. The Subadvised Funds may permit disclosure of portfolio holdings pursuant to the funds’ respective portfolio holdings disclosure policies and the Separate Account Clients may have access to their portfolio holdings and may not be subject to portfolio holdings disclosure policies.

    (h)          Code of Ethics. The Sub-Adviser hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Adviser and the Company, and any material violation of such policies and procedures and code of ethics by personnel of the Sub-Adviser, the sanctions imposed in response thereto, and any issues arising under such policies and procedures and code of ethics shall be reported to the Adviser and the Company at the times and in the format reasonably requested by the Adviser and the Board of Directors.

    (i)          Books and Records. The Sub-Adviser shall maintain detailed records of all matters pertaining to the Sub-Adviser Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Company are the property of the Company and will be surrendered promptly to the Company upon request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act. Such records may be inspected by representatives of the Company at reasonable times and will be delivered to the Company in a reasonable time, upon request.

    (j)          Information Concerning Sub-Adviser Assets and the Sub-Adviser. From time to time as the Adviser, and any consultants designated by the Adviser, or the Company may request, the Sub-Adviser will furnish the requesting party reports on portfolio transactions and reports on Sub-Adviser Assets held in the portfolio, all in such detail as the Adviser, its consultant(s) or the Company may reasonably request. The Sub-Adviser will provide the Adviser with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Adviser Assets, any changes in the portfolio managers responsible for Sub-Adviser Assets, any changes in the ownership or management of the Sub-Adviser, or of material changes in the control of the Sub-Adviser. The Sub-Adviser will promptly notify the Adviser of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry. Upon reasonable request, the Sub-Adviser will make available its officers and employees to meet with the Company’s Board of Directors to review the Sub-Adviser Assets.

    (k)          Valuation of Sub-Adviser Assets. As requested by the Adviser or the Company’s Valuation Committee, the Sub-Adviser hereby agrees to provide additional assistance to the Valuation Committee of the Company, the Adviser and the Company’s pricing agents in valuing Sub-Adviser Assets held in the portfolio. Such assistance may include information regarding fair value pricing of portfolio securities, as requested by the Adviser. The Sub-Adviser further agrees that it will appoint a contact person that the Adviser may contact to discuss such valuation issues. The Sub-Adviser also will provide such information or perform such additional acts as are customarily performed by a Sub-Adviser and may be required for a Fund or the Adviser to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

    (l)          Custody Arrangements. The Sub-Adviser shall provide the Adviser, its consultant(s) and the Company’s custodian such information as the Adviser and the Company’s custodian may reasonably request relating to all transactions concerning the Sub-Adviser Assets. The Sub-Adviser shall not have custody of any of the Company’s assets including, without limitation, the Sub-Adviser Assets.

    (m)          Historical Performance Information. To the extent agreed upon by the parties, the Sub-Adviser will provide the Company with historical performance information on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

    (n)          Regulatory Examinations. The Sub-Adviser will cooperate promptly and fully with the Adviser and/or the Company in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Company, the Fund or the Adviser brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

3.          Independent Contractor. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Company or the Adviser in any way or otherwise be deemed an agent of a Fund, the Company or the Adviser.

4.          Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Adviser or any affiliated person of the Sub-Adviser to render investment Advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities. It is understood that the Sub-Adviser may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund. The Sub-Adviser is not obligated to initiate transactions for a Fund in any security that the Sub-Adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5.          Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of, for a Fund. The Sub-Adviser, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Company or the Adviser, as the case may be, shall reimburse the Sub-Adviser for any expenses as may be reasonably incurred by the Sub-Adviser, at the request of and on behalf of a Fund or the Adviser. The Sub-Adviser shall keep and supply to the Company and the Adviser reasonable records of all such expenses.

6.          Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Adviser will be entitled to the fee listed for the Fund(s) on Exhibit A. Such fees will be computed daily and payable in arrears no later than the seventh (7th) business day following the end of each month, on behalf of the Fund(s), calculated at an annual rate based on the Sub-Adviser Assets’ average daily net assets.

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

7.          Representations and Warranties of the Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Company as follows:

    (a)          The Sub-Adviser is registered as an investment adviser under the Advisers Act;

    (b)          The Sub-Adviser is a corporation, duly organized and validly existing under the laws of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

    (c)          The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and has been duly authorized and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Adviser’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; and

    (d)          The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Company with a complete copy of all subsequent amendments to its Form ADV.

    (e)          The Sub-Adviser currently carries professional errors and omissions liability covering services provided hereunder by the Sub-Adviser with a combined single limit of not less than $5,000,000 per claim and $10,000,000 in the aggregate annually. The Sub-Adviser will not materially change (other than to increase the level of coverage) or terminate any of such coverages without at least 30 days’ prior written notice to the Adviser. The Sub-Adviser further agrees to notify the Adviser as soon as possible when the Sub-Adviser receives notice of any adverse material change or termination of the specified coverages.

8.          Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser and the Company as follows:

    (a)          The Adviser is registered as an investment adviser under the Advisers Act;

    (b)          The Adviser is a corporation duly organized and validly existing under the laws of the State of Virginia, with the power to own and possess its assets and carry on its business as it is now being conducted;

    (c)          The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Adviser’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

    (d)          The Adviser acknowledges that it received a copy of the Sub-Adviser’s Form ADV prior to the execution of this Agreement;

    (e)          The Adviser and the Company have duly entered into the Advisory Agreement pursuant to which the Company authorized the Adviser to enter into this Agreement; and

    (f)          The Adviser and the Company have policies and procedures designed to detect and deter disruptive trading practices, including “market timing,” and the Adviser and the Company each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Funds generally.

9.          Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 7 and 8 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10.        Liability and Indemnification.

    (a)          Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein, with respect to the Sub-Adviser Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby. Under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Company’s assets not managed by the Sub-Adviser pursuant to this Agreement.

    (b)          Indemnification. The Sub-Adviser shall indemnify the Adviser, the Company and each Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Company or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Adviser Indemnified Persons shall not be indemnified by the Sub-Adviser for any liability or expenses which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

    The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified by the Adviser for any liability or expenses which may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

11.        Duration and Termination.

    (a)          Duration. This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the date of execution (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Directors of the Company who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Directors of the Company, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

    (b)          Termination. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by: (i) the vote of a majority of the Directors of the Company, the vote of a majority of the outstanding voting securities of the Fund, or the Adviser, or (ii) the Sub-Adviser on not less than 90 days written notice to the Adviser and the Company. This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties.

    This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.

    This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.        Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Company’s Board of Directors, and (b) the vote of a majority of those Directors of the Company who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and unless otherwise permitted pursuant to exemptive relief granted by the SEC or No Action position granted by the SEC or its staff, by a vote of the majority of a Fund’s outstanding securities.

13.        Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Company, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Adviser may designate in connection with the Sub-Adviser Assets. Nothing in this Agreement shall be construed to prevent the Sub-Adviser from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Adviser. Notwithstanding the foregoing, the Sub-Adviser may list the Company, the Adviser and the Funds on the list of clients that it publishes from time to time including on its website.

14.        Use of Sub-Adviser’s Name. If the Adviser seeks to use the Sub-Adviser’s name in the marketing of the Fund, it shall furnish the Sub-Adviser at its principal office drafts of all materials (including but not limited to prospectuses, proxy statements and reports to shareholders) prepared for distribution to shareholders of the Fund or the public which refer to the Sub-Adviser in any way for approval prior to distribution. All such materials shall be subject to the review and consent (such consent to not be unreasonably withheld) of the Sub-Adviser at least five business days prior to use. If Adviser does not receive a response from the Sub-Adviser with respect to such materials within five business days, such materials shall be deemed accepted by the Sub-Adviser.

15.        Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)	If to the Adviser:

AFBA 5Star Investment Management Company

909 N. Washington Street

Alexandria, VA 22314

Attention: President

(b)	If to the Sub-Adviser:

Marvin & Palmer Associates, Inc.

1201 N. Market Street, Suite 2300

Wilmington, DE 19801

Attention: Chief Financial Officer

16.        Governing Law. This Agreement shall be governed by the internal laws of the State of Virginia without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.        Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.        Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.        Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Adviser provides investment management services and as are listed on Exhibit A to this Agreement.

20.        Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

AFBA 5Star Investment Management Company

By:
Name:
Title:
Date:

Marvin & Palmer Associates, Inc.

By:
Name:
Title:
Date:

EXHIBIT A

FEE SCHEDULE

to

SUB-ADVISORY AGREEMENT

between

AFBA 5STAR INVESTMENT MANAGEMENT COMPANY

and

MARVIN & PALMER ASSOCIATES, INC.

As of October 26, 2007

Fund(s)	Annual Fee

AFBA 5Star Large Cap Fund	33 basis points
AFBA 5Star USA Global Fund	33 basis points